Exhibit 99.1

October 19, 2005	Contact: Craig McCollam
Dionex Corporation
408-481-4107
DIONEX CORPORATION NOTIFIED IT MEETS ALL NASDAQ LISTING REQUIREMENTS
FOR RELEASE WEDNESDAY, OCTOBER 19, 2005
Sunnyvale, California, October 19, 2005 — Dionex Corporation (Nasdaq: DNEX) today announced its receipt of a letter from the Nasdaq Office of General Counsel indicating that, because the Company filed its annual report on Form 10-K for the year ended June 30, 2005 and meets all other requirements necessary for continued listing on The Nasdaq National Market, its common stock is no longer subject to delisting. As previously announced, the Company received a NASDAQ Staff Determination Letter dated September 30, 2005 regarding potential delisting of the Company’s common stock as a result of the Company’s inability to timely file its annual report on Form 10-K. Following the filing on October 12, 2005 of the Company’s annual report on Form 10-K, the Nasdaq Office of General Counsel advised the Company that a delisting hearing is no longer necessary. Further, the “E” that has been appended to the Company’s trading symbol DNEX since October 4, 2005 was removed.
Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.